Exhibit 99.1

June 09 2011

NEWS RELEASE

ROB MCEWEN INVITES INVESTORS TO US GOLD’S

ANNUAL MEETING IN TORONTO ON JUNE 14, 2011

1 KING WEST, GRAND BANKING HALL AT 4:00 PM EASTERN

Rob McEwen, Chairman and CEO of US Gold, invites you to attend the Company’s 2011 Annual Meeting. Rob and senior members of management will be providing an update on US Gold’s exploration and development plans in Mexico and Nevada. In addition, Rob will be providing his outlook for gold and silver.

The meeting will be held in the Grand Banking Hall at 1 King West Hotel in downtown Toronto, Ontario, Canada. Doors will open at 3:45 PM (Eastern). Directions can be located by clicking on the following: http://www.usgold.com/news/pdf/20110614_agm/usgold_agm_invite_2011_1.pdf

Live webcast can be connected by clicking: http://www.meetview.com/usgold2011

ABOUT US GOLD (www.usgold.com)

US Gold’s objective is to qualify for inclusion in the S&P 500 by 2015. US Gold explores for gold and silver in the Americas and is advancing its El Gallo Project in Mexico and its Gold Bar Project in Nevada towards production. US Gold has a strong treasury with approximately $100 million in cash and gold and silver bullion. The Company’s shares are listed on the New York (NYSE) and the Toronto Stock Exchange (TSX) under the symbol UXG, trading 1.9 million shares daily during the past twelve months. US Gold’s shares are included in S&P/TSX and Russell indices and Van Eck’s Junior Gold Miners ETF.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

Simon Quick	Mailing Address
Projects, Mexico	99 George Street, 3rd Floor
Tel: (647) 258-0395	Toronto, ON M5A 2N4
Toll Free: (866) 441-0690	E-mail: info@usgold.com
Fax: (647) 258-0408